Exhibit (e)(18)
AMENDED AND RESTATED ESCROW AGREEMENT
THIS AGREEMENT is made as of the 28th day of September, 2006.
BETWEEN:
INCO LIMITED
a corporation existing under the laws
of Canada,
(“Inco” or the “Company”)
- and -
CIBC MELLON TRUST COMPANY
a trust company existing under the laws
of Canada
(the “Escrow Agent”)
(“Parties” means, collectively, the Company and the Escrow Agent and
“Party” means any one of them).
RECITALS:
A.	The Company has entered into personnel retention agreements (“Retention Agreements”) with the personnel to be set out in Schedule “A” under which cash retention payments will become payable to such personnel upon a “change of control” of the Company, as such term is defined in each of the Retention Agreements.

B.	The Company anticipates entering into transaction completion agreements (“Completion Agreements”) with the personnel to be set out in Schedule “A” under which cash completion payments will become payable to such personnel upon a “change of control” of the Company, as such term is defined in the resolution of the board of directors of Inco approving the Completion Agreements.

C.	The Company has in place management incentive plans (“MIP”) and mid-term incentive plans (“MTIP”) pursuant to which certain payments will become payable to the key employees to be set out in Schedule “A” upon a “change of control” of the Company, as such term is defined in the resolution of the board of directors of Inco approving the payments under each of the MIP and the MTIP, respectively.

D.	The Company has in place a Non-Employee Director Share Ownership Plan (the “DSUP”) pursuant to the termination of which, certain payments will become payable to the non-employee directors of the Company to be set out in Schedule “A” upon a “change of control” of the Company, as such term is defined in the resolution of the board of directors of Inco approving the termination of the DSUP (the Retention Agreements, Completion Agreements, MIP, MTIP and the DSUP are collectively referred to as the “Change of Control Agreements” and each a “Change of Control Agreement”).
E.	In connection with the Change of Control (as defined herein) of the Company, the Company has agreed to make certain cash payments in accordance with the Change of Control Agreements to certain individuals all as more particularly set out herein (the “Escrow Amount”).

F.	The Escrow Agent has agreed to act as escrow agent for the purpose of holding and distributing the Escrow Amount pursuant to the terms of this Agreement.

G.	The recitals of this Escrow Agreement are those of the Company and not those of the Escrow Agent.
THEREFORE, in consideration of the foregoing and the mutual agreements contained herein (the receipt and adequacy of which are acknowledged), the Parties agree as follows:
     Section 1   Definitions
          In this Agreement, the following words and terms have the meanings set out below:
          “Business Day” means any day, other than a Saturday or Sunday, on which the Canadian Imperial Bank of Commerce in Toronto, Ontario is open for commercial banking business during normal banking hours.
          “Change of Control” means the occurrence of an event which constitutes a change of control for the purpose of each of the Retention Agreements, the Completion Agreements, the MIP, the MTIP and the DSUP .
          “Offer” means any take-over bid in respect of Inco.
          “Offeror” means any person which has made an Offer.
          "person” means any individual, sole proprietorship, partnership, firm, entity, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, governmental authority, and where the context requires any of the foregoing when they are acting as trustee, executor, administrator or other legal representative;
     Section 2   Appointment of Escrow Agent
          The Company hereby appoints the Escrow Agent to act as escrow agent on the terms and conditions set forth in this Agreement, and the Escrow Agent accepts such appointment on such terms and conditions.
     Section 3   Delivery of Escrow Amount
          Not later than one Business Day prior to the anticipated occurrence of either of the events specified in Section 7(1)(a) and Section 7(1)(b), the Company shall deposit sufficient funds representing the Escrow Amount.

     Section 4   Investment of Escrow Amount
          Upon receipt of a direction from the Company, the Escrow Agent shall invest the Escrow Amount in Authorized Investments in its name in accordance with such direction. Any direction from the Company to the Escrow Agent shall be in writing and shall be provided to the Escrow Agent no later than 11:00 a.m. on the day on which the investment is to be made. Any such direction received by the Escrow Agent after 11:00 a.m. or received on a non-Business Day, shall be deemed to have been given prior to 11:00 a.m. the next Business Day.
          For the purposes hereof, “Authorized Investments” means:
(a)	in respect of investments made in Canadian dollars, short term interest bearing or discount debt obligations issued or guaranteed by the Government of Canada or a Province or a Canadian chartered bank (which may include an Affiliate or related party of the Escrow Agent) provided that such obligation is rated at least R1 (middle) by DBRS Inc. or an equivalent rating service, or

(b)	in respect of investments made in U.S. dollars, U.S. dollar dominated book-based securities, negotiable instruments or securities represented by instruments in bearer or registered form which evidence any of:
(i)	direct obligations of, or obligations fully guaranteed as to the timely payment of principal and interest by, the Government of Canada or the Government of the United States of America;

(ii)	direct obligations of, or obligations fully guaranteed as to the timely payment of principal and interest by, the Government of one of the provinces of Canada or one of the states of the United States of America, in each case, with a short-term debt rating of not less than R-1 (middle) or its equivalent by DBRS Inc. or Standard and Poor’s;

(iii)	demand deposits, term deposits or certificates of deposits (having original maturities of no more than 365 days) of banks, including Affiliates or related parties of the Escrow Agent, or trust companies chartered or licensed under the laws of Canada or any province thereof, provided that, at the time of the investment or contractual commitment to invest therein, the short-term debt rating of such bank or trust company shall have a short-term debt rating of not less than R-1 (middle) or its equivalent by DBRS Inc. or Standard and Poor’s; or

(iv)	notes or bankers’ acceptances (having original maturities of no more than 365 days) issued or accepted by any bank or trust company referred to in (iii) above.
In the event that the Escrow Agent does not receive a direction or only receives a partial direction, the Escrow Agent may hold cash balances constituting part or all of the Escrow Amount in an interest bearing account, and may, but need not, invest same in its deposit department, the deposit department of one of its Affiliates or the deposit department of a Canadian chartered bank, but the Escrow Agent, its Affiliates or a Canadian chartered bank shall not be liable to account for any profit to any parties to this Escrow Agreement or to any other person or entity other than at a rate, if any, established from time to time by the Escrow Agent, its Affiliates or a Canadian chartered bank.” “Affiliate” means affiliated companies within the meaning of the Business Corporations Act (Ontario) (“OBCA”); and includes Canadian Imperial Bank of Commerce, CIBC Mellon Global Securities Services Company and Mellon Bank, N.A. and each of their affiliates within the meaning of the OBCA.
     Section 5   Interest on the Escrow Amount
          Any interest, income, gains or accretions earned on or in respect of the Escrow Amount (“Interest”), shall be accrued and retained by the Escrow Agent for the benefit of the Company and shall be paid to the Company upon payment and release of the Escrow Amount in accordance with the terms of this Agreement.
     Section 6   Treatment of Escrow Amount
          Until the distribution of the Escrow Amount upon the occurrence of any of the events specified in Section 7 hereof, the Escrow Amount shall be held by the Escrow Agent for the benefit of the Company, and shall be dealt with by the Escrow Agent on the trusts and subject to the terms and conditions of this Agreement.
     Section 7   Payments of Escrow Amount
(1)	Following receipt of the Escrow Amount by the Escrow Agent and upon the earlier of either:
(a)	receipt by the Escrow Agent of a certificate, in the form attached as Schedule “B”, executed on behalf of the Company by any one of the senior officers listed on Schedule “C” (the “Certificate”); or

(b)	the receipt by the Escrow Agent of a press release by an Offeror to the effect that the conditions of an Offer have been satisfied and, that, such Offeror has instructed its depositary to take-up the common shares of the Company under its Offer (the “Public Announcement”)

the Escrow Agent shall pay from the Escrow Amount, on the date the Escrow Agent receives the Certificate or the Public Announcement, as the case may be, the amounts specified in Schedule “A” by certified cheque; provided, however, that if the Escrow Agent has not received the Certificate from the Company or the Public Announcement has not been made by the Offeror and received by the Escrow Agent, as the case may be, prior to 12:00 p.m. (Toronto time) the Escrow Agent shall make such payments from the Escrow Amount on the next Business Day.
(2)	Notwithstanding the foregoing provisions, the Company may at any time, from time to time, and, for greater certainty, prior to the receipt by the Escrow Agent of the documents referred to in Section 7(1)(a) or Section 7(1)(b); (i) terminate this

Agreement upon notice to the Escrow Agent; or (ii) direct the Escrow Agent to return any amounts of money from the Escrow Amount to the Company and make any changes to the payments to be made in Schedule “A”, in either case, upon written instruction from any one of the senior officers listed on Schedule “C”. Upon notice, the Escrow Agent shall return the Escrow Amount as soon as practicable, and in any event within one Business Day, to the Company by certified cheque or wire transfer of immediately available funds.
     Section 8   Duties and Liabilities of the Escrow Agent
(1)	Except as expressly contemplated by this Agreement or by written instructions from the Company, the Escrow Agent shall not sell, transfer or otherwise dispose of in any manner all or any portion of the Escrow Amount.

(2)	The Company agrees to indemnify the Escrow Agent and its officers, directors and employees in connection with services rendered under this Agreement from and against any present or future taxes, duties, assessments or other charges of whatsoever nature imposed or levied on behalf of Canada or any province or any other authority or agency having power to tax unless such taxes, duties, assessments or charges are required to be deducted or withheld by law or by administration of such law by the Escrow Agent.

(3)	The Escrow Agent shall have no duties or responsibilities except as expressly provided in this Agreement and shall have no liability or responsibility arising under any other agreement to which the Escrow Agent is not a party.

(4)	In the performance of its duties hereunder, the Escrow Agent shall be entitled to act and rely upon any document or instrument, including the Certificate and the Public Announcement, or signature believed by it in good faith to be genuine and signed by any party hereto or referenced herein or an officer thereof, and shall not be required to investigate the truth or accuracy of any statement contained in any such document or instrument. The Escrow Agent may assume that any person purporting to give any notice, direction or other communication in accordance with the provisions of this Agreement has been duly authorized to do so and for greater certainty, the Escrow Agent is hereby authorized and directed to rely upon the instructions, directions and other notifications of the Company hereunder without obligation to call for further evidence of authority or continued authority, or otherwise.

(5)	The Escrow Agent shall not be liable for any error of judgment, or any action taken, suffered or omitted to be taken, hereunder except in the case of its negligence, bad faith or wilful misconduct. The Escrow Agent may consult with counsel of its own choice and shall have full and complete authorization and protection for any action taken, suffered or omitted to be taken by it hereunder in good faith and in accordance with the opinion of such counsel. If the Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands from the Company or from a third person with respect to any matter arising pursuant to this Agreement which, in its opinion, are in conflict with any provision of this Agreement, it shall be entitled to refrain from taking any action authorized and directed hereunder until it shall be authorized or directed otherwise in writing by the Company, or by an order of a court of competent jurisdiction from which no further appeal may be taken.

(6)	The Company shall reimburse and indemnify the Escrow Agent and its officers, directors and employees for, and hold it harmless against, any loss, liability or expense, including, without limitation, reasonable attorneys’ fees, incurred without negligence, bad faith or wilful misconduct on the part of the Escrow Agent arising out of, or in connection with the acceptance of, or the performance of, its duties and obligations under this Agreement or otherwise pursuant to or in connection with this Agreement or its acting as Escrow Agent hereunder, including, without limitation, any liability for failing to make any required tax withholdings from payments made hereunder.

(7)	The Escrow Agent shall retain the right not to act and shall not be liable for refusing to act if, due to a lack of information, the Escrow Agent in its sole judgement, determines that such act might cause it to be in non-compliance with any applicable anti-money laundering or anti-terrorist legislation, regulation or guideline. Further, should the Escrow Agent, in its sole judgment, determine at any time that its acting under this Agreement has resulted in its being in non-compliance with any applicable anti-money laundering or anti-terrorist legislation, regulation or guideline, then it shall have the right to resign on 15 days written notice to the Company, provided (i) that the Escrow Agent’s written notice shall describe the circumstances of such non-compliance subject to prohibitions against such disclosure under applicable law; and (ii) that if such circumstances are rectified to the Escrow Agent’s satisfaction within such 15 day period, then such resignation shall not be effective.

(8)	Except with respect to the Escrow Agent’s obligation to ensure that this Agreement has been duly authorized, executed and delivered by, and is enforceable in accordance with its terms against the Escrow Agent, the Escrow Agent shall be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of this Agreement or any items deposited with the Escrow Agent hereunder.

(9)	The Escrow Agent shall not be required to exercise any remedies or institute or defend legal proceedings of any kind hereunder until fully funded and indemnified as to all costs and expenses, including reasonable attorneys’ fees.
     Section 9   Escrow Agent’s Fees, Costs and Expenses
          The Company shall pay the fees and expenses and disbursements incurred by the Escrow Agent in connection with the performance of its duties and obligations under this Agreement in accordance with Schedule “D”.
     Section 10   Resignation, Removal of Escrow Agent
          The Escrow Agent may resign its trust and be discharged from all further duties and obligations hereunder after giving 30 days’ written notice to the Company or such shorter notice as the Company may accept as sufficient, and may be removed from its office as such Escrow Agent by the Company at any time by not less than 30 days’ written notice given to the Escrow Agent. Upon discharge or removal, the Escrow Agent shall deliver the Escrow Amount by certified cheque or wire transfer as directed by the Company.

     Section 11   Notices
          Any notice, consent or approval required or permitted to be given in connection with this Agreement (in this Section referred to as a “Notice”) shall be in writing and shall be sufficiently given if delivered (whether in person, by courier service or other personal method of delivery), or if transmitted by facsimile:
(a)	in the case of a Notice to the Company to:

Inco Limited 145 King Street West Suite 1500 Toronto, Ontario M5H 4B7

Attention: Executive Vice President, General Counsel and Secretary Fax: (416) 361-7788

(b)	in the case of a Notice to the Escrow Agent, to:

CIBC Mellon Trust Company 320 Bay Street Toronto, Ontario M5H 4A6

Attention: Management Client Services Fax: (416) 643-5570
          Subject to Section 7(2), any Notice delivered or transmitted to a Party as provided above shall be deemed to have been given and received on the day it is delivered or transmitted, provided that it is delivered or transmitted on a Business Day prior to 5:00 p.m. local time in the place of delivery or receipt. However, if the Notice is delivered or transmitted after 5:00 p.m. local time or if such day is not a Business Day then the Notice shall be deemed to have been given and received on the next Business Day. Any Party may, from time to time, change its address by giving Notice to the other Party in accordance with the provisions of this Section.
     Section 12   Entire Agreement
          This Agreement sets forth the entire agreement among the Parties hereto with respect to the matters contained herein. The escrow agreement dated September 25, 2006 between the Company and Escrow Agent is hereby replaced in its entirety by this Agreement.

     Section 13   Enurement
          This Agreement shall enure to the benefit of and be binding upon the Parties and their respective successors (including any successor by reason of amalgamation of any Party) and permitted assigns.
     Section 14   Assignment
          No Party may assign this Agreement or any rights or obligations under this Agreement without the prior written consent of the other Party.
     Section 15   Currency
          Unless otherwise indicated, all references to dollar amounts are to lawful currency of Canada.
     Section 16   Severability
          If, in any jurisdiction, any provision of this Agreement or its application to any Party or circumstance is restricted, prohibited or unenforceable, such provision shall, as to such jurisdiction, be ineffective only to the extent of such restriction, prohibition or unenforceability without invalidating the remaining provisions of this Agreement and without affecting the validity or enforceability of such provision in any other jurisdiction or without affecting its application to other Parties or circumstances.
     Section 17   Waiver
          No failure or delay of the Escrow Agent in exercising any right, power or remedy may be, or may be deemed to be, a waiver thereof; nor may any single or partial exercise of any right, power or remedy preclude any other or further exercise of any right, power or remedy.
     Section 18   Further Assurance
          The Parties hereto shall do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each Party shall provide such further documents or instruments required by any other Party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions, including, without limiting the generality of the foregoing, delivery by the Escrow Agent of a receipt, in the form attached as Schedule “E”, upon such time as the Escrow Amount is received by the Escrow Agent.
     Section 19   Time
          Time shall be of the essence in respect of this Agreement.
     Section 20   Governing Law
          This Agreement shall be interpreted and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

     Section 21   Execution and Delivery
          This Agreement may be executed by the Parties in counterparts and may be executed and delivered by facsimile and all such counterparts and facsimiles shall together constitute one and the same agreement.
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IN WITNESS OF WHICH the Parties have executed this Agreement this 28th day of September, 2006.

INCO LIMITED
By:	/s/ Simon A. Fish
	Name:	Simon A. Fish
	Title:	Executive Vice-President General Counsel & Secretary

By:	/s/ S. Anderson
	Name:	S. Anderson
	Title:	V.P. & Treasurer

CIBC MELLON TRUST COMPANY
By:	/s/ Charndeep Minhas
	Name:	Charndeep Minhas
	Title:	Authorized Signatory

By:	/s/ Warren Jansen
	Name:	Warren Jansen
	Title:	Authorized Signatory

SCHEDULE A
PAYMENTS UNDER CHANGE OF CONTROL AGREEMENTS
[Note to CIBC Mellon: Inco to provide at the time of deposit of the Escrow Amount. Escrow Amount will include amounts in both U.S. dollar and Canadian dollar amounts.]

SCHEDULE B
COMPANY CERTIFICATE
CERTIFICATE

TO:	CIBC MELLON TRUST COMPANY

FROM:	INCO LIMITED

RE:	The Escrow Agreement between the Company and the Escrow Agent dated ____________, 2006 (the “Escrow Agreement”)

     Capitalized terms are as defined in the Escrow Agreement, unless otherwise noted.
     The undersigned hereby confirms that the payments described in Schedule A are immediately due and payable pursuant to the terms of the Change of Control Agreements.
     DATED this ______ day of ____________, 2006

INCO LIMITED
By:
Name:
Title:

SCHEDULE C
AUTHORIZED SIGNING OFFICERS

Name	Title	Specimen Signature
Robert D.J. Davies	Executive Vice-President and Chief Financial Officer
Simon A. Fish	Executive Vice-President, General Counsel & Secretary
Mark J. Daniel	Vice President, Human Resources
Stephanie E. Anderson	Vice President and Treasurer

SCHEDULE D
FEE SCHEDULE

SCHEDULE E
RECEIPT OF ESCROW AGENT
RECEIPT

TO:	INCO LIMITED (the “Company”)

RE:	Escrow Agreement dated ____________, 2006 between the Company, and the CIBC Mellon Trust Company. (the “Escrow Agreement”)

Capitalized terms used and not otherwise defined herein have the meanings ascribed to them in the Escrow Agreement.
The Escrow Agent hereby acknowledges receipt of the aggregate amount of Cdn.$___and U.S.$___from the Company, being the Escrow Amount, which amount, together with all income earned thereon, shall be held and dealt with by the Escrow Agent in accordance with the terms of the Escrow Agreement.
DATED the       day of                , 2006.

CIBC MELLON TRUST COMPANY
By:
Name:
Title:

By:
Name:
Title: